SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549
                            _________

                            FORM 8-K

                         CURRENT REPORT


             Pursuant to Section 13 or 15(d) of the

                 Securities Exchange Act of 1934


               Date of Report:  November 26, 1996
                (Date of earliest event reported)


                 JOHN DEERE CAPITAL CORPORATION
       (Exact name of registrant as specified in charter)

                            DELAWARE
         (State or other jurisdiction of incorporation)

                             1-6458
                    (Commission File Number)

                           36-2386361
                (IRS Employer Identification No.)

                            Suite 600
                 First Interstate Bank Building
                       1 East First Street
                       Reno, Nevada  89501
      (Address of principal executive offices and zip code)

                          (702)786-5527
      (Registrant's telephone number, including area code)

             _______________________________________


                       Page 1 of 4 pages.
               The Exhibit Index appears at Page 4


Item 5.Other Information Events.

John Deere Capital Corporation

     The following is disclosed on behalf of the company's United States credit subsidiary, John Deere Capital Corporation, in connection with the disclosure requirements of programs providing for the issuance of debt securities:
     John Deere Capital Corporation's net income was $31.6 million in the fourth quarter of 1996 and $134.1 million for the entire year compared with $27.1 million and $114.1 million, respectively, last year. Net income for the quarter and year were favorably affected by a larger portfolio financed and increased income from the securitization and sale of retail notes. The average balance of credit receivables and leases financed was 16 percent higher in the fourth quarter and 20 percent higher for the year compared with a year ago.
     Credit receivable and lease acquisition volumes increased nine percent during the fourth quarter and 18 percent for the year compared with last year. Volumes of John Deere notes were six percent higher in the current year, primarily due to increased retail sales of John Deere equipment. Volumes of retail notes, revolving charge accounts, leases and wholesale receivables all increased in 1996 compared with last year. Annual 1996 retail note volumes totaled $2.981 billion, a four percent increase over 1995.
     Net receivables and leases financed by John Deere Capital Corporation were $5.536 billion at October 31, 1996 compared with $4.838 billion one year ago. The increase resulted from credit acquisitions exceeding collections during 1996, partially offset by retail note sales during the same period. Net credit receivables and leases administered, which include receivables previously securitized and sold, totaled $6.724 billion at October 31, 1996 compared with $6.021 billion at October 31, 1995.


Item 7.Financial Statements, Pro Forma Financial Information  and
       Exhibits.

(c)    Exhibits

        (99)  Press release and additional information of Deere &
Company.



Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.



                            JOHN DEERE CAPITAL CORPORATION



                              By      /s/   Frank   S.   Cottrell

                                Frank S. Cottrell, Secretary


Dated:  November 26, 1996


                          EXHIBIT INDEX



                                                     Sequential
Number  and  Description  of  Exhibit                Page Number


(99) Press release and additional information of          --
     Deere & Company (Incorporated by reference to Deere & Company Current Report on Form 8-K dated November 26, 1996, file number 1-4121).